Exhibit 99.1

November 16, 2009

Contact:

Mr. James Reidy

metals.info@wisemetals.com

410-636-6500

Wise Metals Group LLC Announces

Third Quarter Results

•	Company announces multi-year agreement with Anheuser-Busch InBev

•	Consolidated sales improves by 9% compared to prior quarter

•	Shipments increase 27% at Wise Recycling

BALTIMORE, Md. — Wise Metals Group (Wise) has completed a multi-year agreement to supply aluminum can sheet to Anheuser-Busch InBev (ABI) beginning in 2010. “This agreement is a significant addition to the can sheet business at our Wise Alloys rolling mill in Muscle Shoals, Ala. and is a testament to the quality and reliability achievements of the entire Wise team,” according to David D’Addario, Chairman and CEO of Wise Metals Group.

“We are proud to have Wise as a part of our supply chain,” stated Matt Rohm, Director Metal Procurement for ABI, “Over the past several years it has become obvious that Wise is a significant manufacturer of can sheet providing a high quality product.”

Wise is now capable of producing 14-out can sheet after widening their three-stand and installing a new wide slitter. According to Mr. D’Addario, “The completion of this significant capital project was key to our being able to secure this additional business.” Added D’Addario, “We are looking forward to a mutually beneficial relationship with our new business partner ABI.”

In a separate transaction Wise Metals Group and Anheuser-Busch Recycling Corporation (ABRC) have completed a multi-year agreement in which, together with Wise Recycling, will supply 100% of used beverage cans (UBC) scrap requirements for the can sheet rolling mill which Wise Metals operates in Muscle Shoals, Ala. In the world of recycling, Wise is one of the largest processors of UBC Scrap.

“This strategic partnership with ABRC is critical in a world where environmental responsibility and sustainability have become hallmarks for businesses committed to achieving excellence,” according to D’Addario. D’Addario went on to say that “this partnership provides us the vehicle to continue to grow and prosper together in this critical area of corporate stewardship.”

“For Wise, this means that we will have an assured supply of raw materials over the long term which will help us accomplish our mission of supplying a high quality product to all our customers, a commitment that I know all our employees are part of,” stated Phil Tays, Executive Vice President and Plant Manager.

Wise will be working closely with ABRC to reconcile existing agreements and relationships with scrap suppliers for both companies. According to Trevor Hansen, Vice President, Anheuser-Busch Recycling Corporation, “This partnership with Wise provides an opportunity to capitalize on synergies and strengths of both our organizations.”

“The negotiation of these two agreements ends several months of intensive work,” stated Danny Mendelson, Executive Vice President and Chief Strategic Officer.

Wise’s efforts were led by Don Farrington Executive Vice President-Sales and Dick Weaver Executive Vice President-Non-Core Operations. “This successful conclusion was made possible by the high level of professionalism of both the ABRC and ABI teams. As David noted these agreements put Wise on firm financial footing well into the future,” said Mendelson.

Shipments at Wise Recycling increased 27% in the 2009 third quarter versus 2009 second quarter, while Company consolidated shipments, including shipments of recycled metal, totaled 171.3 million pounds for the third quarter of 2009 which increased 6% over second quarter of 2009 shipments of 161.7 million pounds. Overall sales for the quarter increased 9% to $177.1 million compared to the second quarter of 2009.

Gross deficit for the third quarter of 2009 improved significantly compared to the third quarter of 2008 with an approximate $16.9 million improvement over the prior year. Significant impacts from metal lag which affected the results in the third quarter of 2008 no longer had major impacts on margins after the complete implementation of the Company’s aluminum price risk management program. Such a program better matches customer and supplier price commitments so as to greatly reduce dependency on third-party derivative “hedge” positions.

Adjusted EBITDA for the third quarter of 2009 was ($7.2) million compared to ($25.6) million for the third quarter of 2008, an improvement of $18.4 million. Third quarter results for 2008 also include a $54.6 million adjustment for the lower-of-cost-or-market (LCM) impact due to failing aluminum prices. After such LCM adjustment, Adjusted EBITDA with LCM impact for the third quarter of 2009 was ($7.2) million compared to ($80.2) million for the third quarter of 2008.

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Cautionary Note Regarding Forward-Looking Statements

Certain statements made in this news release constitute forward-looking statements, within the meaning of the Private Securities Litigation Reform Act, regarding the company’s future plans, objectives, and expected performance. Statements that are not historical facts, including statements accompanied by words such as “believe,” “expect,” “estimate,” “intend,” or “plan” are intended to identify forward-looking statements and convey the uncertainty of future events or outcomes. The company cautions that any such forward-looking statements are based on assumptions that the company believes are reasonable, but are subject to a wide range of risks, and actual results may differ materially. Certain risks and uncertainties are summarized in the company’s filings with the Securities and Exchange Commission. The company takes no obligation to publicly update or revise any future looking statements to reflect the occurrence of future events or circumstances.

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Wise Metals Group LLC

Condensed Consolidated Statements of Operations

(In thousands)

(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2009	2008	2009	2008
Net sales	$177,076	$296,945	$496,482	$962,611
Cost of sales	183,619	321,087	535,922	965,704

Gross deficit	(6,543)	(24,142)	(39,440)	(3,093)
Operating expenses:
Selling, general, and administrative	3,848	6,579	9,740	12,290

Operating loss	(10,391)	(30,721)	(49,180)	(15,383)
Other expense:
Interest expense	(8,729)	(8,840)	(26,013)	(27,173)
Gain (loss) on derivative instruments	(774)	11,987	(944)	(1,706)

Net loss	$(19,894)	$(27,574)	$(76,137)	$(44,262)
Accretion of redeemable preferred membership interest	(2,101)	(1,929)	(6,303)	(5,787)

Net loss attributable to common members	$(21,995)	$(29,503)	$(82,440)	$(50,049)

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Wise Metals Group LLC

Condensed Consolidated Balance Sheets

(In thousands)

	September 30, 2009	December 31, 2008
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$414	$234
Broker deposits	264	1,233
Accounts receivable, less allowance for doubtful accounts ($2,152 in 2009 and $2,793 in 2008)	90,249	72,430
Inventories	250,976	199,895
Fair value of derivative instruments	326	1,141
Other current assets	10,059	6,193

Total current assets	352,288	281,126
Non-current assets:
Property and equipment, net	103,545	103,519
Other assets	7,282	8,410
Goodwill	283	283

Total non-current assets	111,110	112,212

Total assets	$463,398	$393,338

Liabilities and members’ deficit
Current liabilities:
Accounts payable	$289,247	$196,278
Current portion of long-term debt and capital lease obligations	26,346	4,286
Borrowings under revolving credit facility, net of discount ($282 in 2009 and $654 in 2008)	217,887	167,765
Fair value of derivative instruments	—	341
Accrued expenses, payroll and other	22,542	16,633

Total current liabilities	556,022	385,303
Non-current liabilities:
Term loans and capital lease obligations, less current portion	1,933	26,617
Senior notes	150,000	150,000
Accrued pension and other post retirement obligations	13,521	13,521
Other liabilities	1,335	1,173

Total non-current liabilities	166,789	191,311
Redeemable preferred membership interest (liquidation preference of $90,750 as of September 30, 2009)	89,976	83,673
Members’ deficit
Members’ deficit	(338,192)	(255,752)
Accumulated other comprehensive loss	(11,197)	(11,197)

Total members’ deficit	(349,389)	(266,949)

Total liabilities, redeemable preferred membership interest, and members’ deficit	$463,398	$393,338

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Wise Metals Group LLC

Condensed Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Nine months ended September 30,
	2009	2008
Cash flows from operating activities
Net loss	$(76,137)	$(44,262)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	11,534	10,515
Amortization of deferred financing fees	2,097	1,401
Recognition of unrealized actuarial gain from other post retirement benefits	—	(3,178)
LIFO provision	—	12,382
Lower of cost or market reserve	—	1,900
Net periodic benefit cost	2,181	(2,322)
Bad debt (recovery) expense	(125)	1,321
Unrealized loss (gain) on derivative instruments	1,326	(1,018)
Changes in operating assets and liabilities:
Broker deposits	969	(3,564)
Accounts receivable	(17,694)	(20,941)
Inventories	(51,081)	15,023
Other assets	(5,346)	(1,837)
Accounts payable	92,969	26,087
Accrued expenses and other liabilities	3,120	4,539

Net cash used in operating activities	(36,187)	(3,954)
Cash flows from investing activities
Purchase of equipment	(11,131)	(16,647)
Acquisition of Alabama Electric Motors LLC, net of cash received	—	(244)

Net cash used in investing activities	(11,131)	(16,891)
Cash flows from financing activities
Net issuance of short-term borrowings	50,122	18,468
Proceeds from long-term debt	—	300
Proceeds from sale-financing transaction	—	4,000
Payments on long-term obligations	(2,624)	(2,513)

Net cash provided by financing activities	47,498	20,255
Net increase (decrease) in cash and cash equivalents	180	(590)
Cash and cash equivalents at beginning of period	234	1,447

Cash and cash equivalents at end of period	$414	$857

Non-cash investing activities
Capital expenditures included in liabilities	$429	$1,177

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Non-GAAP Financial Measures

The company uses certain non-GAAP financial measures in evaluating its performance. These include Adjusted EBITDA (defined in the revolving credit agreement as earnings before income taxes, interest expense and fees, net, and depreciation and amortization, adjusted to exclude early extinguishment of debt, income from affiliate, nonrecurring charges, severance charges and credits, LIFO adjustments, cumulative effect of change in accounting principle and mark-to-market adjustment for contracts under SFAS No. 133). Additionally, the Company reports inventory values assuming a lower of FIFO cost or market basis to determine liquidity under the Company’s revolving loan agreement. Adjusted EBITDA is not intended to represent cash flows from operations as defined using GAAP and should be considered in addition to, and not as a substitute for, cash flows as a measure of liquidity or net earnings as a measure of operating performance. A reconciliation of Adjusted EBITDA to net loss as well as a reconciliation to net cash used in operating activities are set forth in the financial tables below. The company includes Adjusted EBITDA information because this measure is used by management to measure our compliance with debt covenants and by investors and note holders to evaluate our ability to service debt. Our measure of Adjusted EBITDA may not be comparable to similarly titled measures of other companies.

Reconciliation of Net Loss to Adjusted EBITDA

	Three months ended September 30,		Nine Months ended September 30,
	2009	2008	2009	2008
Net loss	$(19,894)	$(27,574)	$(76,137)	$(44,262)
Interest expense and fees	8,729	8,840	26,013	27,173
Depreciation and amortization	3,909	3,463	11,534	10,515
LIFO Adjustment	—	(5,118)	—	12,382
Unrealized loss (gain) on derivative instruments	86	(5,241)	1,326	(1,018)

Adjusted EBITDA	(7,170)	(25,630)	(37,264)	4,790
LCM impact	—	(54,589)	23,048	(54,589)

Adjusted EBITDA with LCM impact	$(7,170)	$(80,219)	$(14,216)	$(49,799)

Reconciliation of Net Cash Used in Operating Activities to Adjusted EBITDA

	September 30,
	2009	2008
Net cash used in operating activities	$(36,187)	$(3,954)
Changes in working capital items and other	(4,042)	(73,018)
Interest expense	26,013	27,173

Adjusted EBITDA with LCM impact	$(14,216)	$(49,799)

About Wise Metals Group

Based in Baltimore, Md., Wise Metals Group LLC includes Wise Alloys, the world’s third-leading producer of aluminum can stock for the beverage and food industries and an environmentally friendly company using recycled aluminum in the production of its can stock; Wise Recycling, one of the largest, direct-from-the-public collectors of aluminum beverage containers in the United States, operating shipping and processing locations throughout the United States that support a network of neighborhood collection centers; and Listerhill Total Maintenance Center, specializing in providing maintenance, repairs and fabrication to manufacturing and industrial plants worldwide ranging from small on-site repairs to complete turn-key maintenance.

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